Exhibit 99.1
FOR IMMEDIATE RELEASE
January 18, 2007

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier-Ball	(614) 480-5413
		Maureen Brown	(614) 480-4588
HUNTINGTON BANCSHARES REPORTS:
•	2006 FOURTH QUARTER NET INCOME OF $87.7 MILLION AND EARNINGS PER COMMON SHARE OF $0.37
•	Includes $0.10 per common share negative impact from significant items including the net impact of completing the balance sheet restructuring begun after the end of the 2006 third quarter ($0.05 per common share) and a contribution to the Huntington Foundation ($0.03 per common share)
•	2006 FULL-YEAR NET INCOME OF $461.2 MILLION AND EARNINGS PER COMMON SHARE OF $1.92

•	2007 FULL-YEAR GAAP EARNINGS TARGET OF $1.87-$1.92 PER SHARE

•	6% INCREASE IN QUARTERLY CASH DIVIDEND DECLARED ON ITS COMMON STOCK
     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2006 fourth quarter earnings of $87.7 million, or $0.37 per common share. Results in the year-ago fourth quarter were $100.6 million, or $0.44 per common share.
     Earnings for full-year 2006 were $461.2 million, or $1.92 per common share, compared with $412.1 million, or $1.77 per common share, in 2005.
     Highlights compared with the 2006 third quarter included:
•	$0.37 earnings per common share, down from $0.65 per common share in the prior quarter.
•	Current quarter results were negatively impacted by $0.10 per common share from significant items including the net impact of completing the balance sheet restructuring begun after the end of the 2006 third quarter ($0.05 per common share) and a contribution to the Huntington Foundation ($0.03 per common share).

•	Third quarter 2006 results included an $0.18 per common share net positive impact due to a reduction of federal income tax expense ($0.35 per common share), partially offset by an investment securities impairment ($0.16 per common share) reflecting a decision to reposition that portfolio to better future performance, and the negative impact ($0.01 per common share) related to the write down of equity method investments.
•	3.28% net interest margin, up from 3.22%.

•	9% annualized growth in average total commercial loans.

•	8% annualized decline in average total consumer loans.
•	10% annualized decline in average total automobile loans and leases reflecting a decline in automobile leases and little growth in automobile loans given the on-going program of selling a portion of related loan production.

•	5% annualized decline in average home equity loans.

•	10% annualized decline in average residential mortgages, reflecting the sale of $120 million of loans at the end of the 2006 third quarter.
•	1% annualized decline in average total core deposits.

•	Mixed performance in core fee income categories. Good growth in trust services and other service charges and fees, partially offset by declines in mortgage banking, service charges on deposit accounts, and brokerage and insurance income.

•	0.35% annualized net charge-offs, up 3 basis points.

•	1.04% period-end allowance for loan and lease losses (ALLL) ratio, down from 1.06%.

•	0.76% period-end non-performing asset (NPA) ratio, up from 0.65% at September 30, 2006, with 60% of total period end NPAs secured by residential real estate assets and assets guaranteed by the U.S. Government.

•	6.87% period-end tangible common equity ratio, down from 7.13%.
     “Underlying fourth quarter performance was generally in line with our expectations,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “By utilizing a portion of the excess capital remaining from the third quarter’s reduction of federal income taxes, we completed our balance sheet restructuring and made a sizable contribution to the Huntington Foundation. While completing the balance sheet restructuring negatively impacted reported fourth quarter results, it had the desired result of contributing to the 6 basis point increase in our net interest margin, and positions our margin for better performance as we head into 2007.”
     “On a financial performance basis, we were very pleased with the growth in average commercial loans. Average residential mortgages declined, reflecting portfolio sales. However, we were disappointed, though not surprised, by the decline in home equity loans, given softness in the residential real estate markets,” he said. “Continued growth in trust services and other service charges and fees were plusses. Importantly, expenses were well contained after taking into consideration the donation to the Huntington Foundation and severance and consolidation expenses primarily associated with a Regional Banking staff reduction initiative. On the credit side, we were pleased that our net charge-off experience of 35 basis points was at the low end of our long-term net charge-off range. Although we were disappointed with the 17% increase in NPAs, a significant portion related to residential real estate. While the credit environment is softening, we do not anticipate much change in the relative level of NPAs during 2007. In sum, though the environment is challenging as we go into 2007, we are comfortable that we will continue to grow our businesses and earnings.”
FOURTH QUARTER PERFORMANCE DISCUSSION
Significant Factors Influencing Financial Performance Comparisons
     Specific significant items impacting 2006 fourth quarter performance included (see Table 1 below):
•	$20.2 million pre-tax ($13.1 million after tax or $0.05 per common share) negative impact related to costs associated with the completion of the balance sheet restructuring announced in the 2006 third quarter. This consisted of $15.8 million pre-tax of investment securities losses, including $6.8 million of additional impairment on certain asset-backed securities not included in the third quarter restructuring, and $4.4 million pre-tax of other balance sheet restructuring expenses, most notably FHLB funding refinancing costs. As previously announced, 2006 third quarter results included an $84.5 million after-tax favorable impact related to the resolution of a federal income tax audit covering tax years 2002 and 2003, which resulted in the release of previously established federal income tax reserves, as well as the recognition of federal tax loss carry backs. Concurrently, a decision was made to reposition the investment securities portfolio to improve its performance. As a result, 2006 third quarter results included a $57.5 million pre-tax securities impairment estimate.

•	$10.0 million pre-tax ($6.5 million after tax or $0.03 per common share) contribution to the Huntington Foundation.

•	$5.2 million pre-tax ($3.4 million after tax or $0.01 per common share) increase in automobile lease residual value losses. This increase reflected higher relative losses on vehicles sold at auction, most notably high-line imports and larger sport utility vehicles. During the quarter, a further review was completed which resulted in additions to residual value reserves.

•	$4.5 million pre-tax ($2.9 million after tax or $0.01 per common share) in severance and consolidation expenses. This reflected severance-related expenses associated with a reduction of 75 Regional Banking staff positions, as well as costs associated with the previously announced retirements of a vice chairman and an executive vice president.

•	$3.3 million pre-tax ($2.1 million after tax or $0.01 per common share) in equity investment gains.

•	$2.5 million pre-tax ($1.6 million after tax or $0.01 per common share) negative impact reflecting a mortgage servicing rights (MSR) mark-to-market net of hedge-related trading activity.

•	$2.5 million pre-tax ($1.7 million after tax or $0.01 per common share) gain related to the sale of MasterCard® stock.

Table 1 – Significant Items Impacting Earnings Performance Comparisons(1)

Three Months Ended		Impact (2)
(in millions, except per share)		Pre-tax	EPS

December 31, 2006 – GAAP earnings		$87.7 (3)	$0.37
•	Equity investment gains	3.3	0.01
•	Gain on sale of MasterCard® stock	2.5	0.01
•	Completion of balance sheet restructuring	(20.2)	(0.05)
•	Huntington Foundation contribution	(10.0)	(0.03)
•	Automobile lease residual value losses	(5.2)	(0.01)
•	Severance and consolidation expenses	(4.5)	(0.01)
•	MSR mark-to-market net of hedge-related trading activity	(2.5)	(0.01)

September 30, 2006 – GAAP earnings		$157.4 (3)	$0.65
•	Reduction to federal income tax expense	84.5 (3)	0.35
•	Investment securities impairment	(57.5)	(0.16)
•	Adjustment for equity method investments	(2.1)	(0.01)

December 31, 2005 – GAAP earnings		$100.6 (3)	$0.44
•	Net impact of federal tax loss carry back	7.0 (3)	0.03
•	Securities losses plus MSR recovery of temporary impairment net of hedge-related trading activity	(10.4)	(0.03)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax
Balance Sheet Restructuring
     Subsequent to the end of the 2006 third quarter, the company initiated a review of its investment securities portfolio. The objective of this review was to reposition the portfolio to optimize performance in light of changing economic conditions and other factors. Such repositioning resulted in the sale of securities and the reinvestment into securities expected to improve the predictability of cash flows and reduce credit risk. A total of $2.1 billion of securities, primarily consisting of U.S. Treasury and Agency securities as well as certain other asset-backed securities, were identified for sale. At September 30, 2006, these securities had total unrealized losses of $57.5 million ($37.4 million after tax, or $0.16 per common share), which was recognized in the 2006 third quarter results.
     During the 2006 fourth quarter, this investment securities portfolio restructuring was completed. In addition, a decision was made to broaden the balance sheet restructuring and include refinancing a portion of FHLB funding, and to a much lesser degree, the sale of approximately $100 million of mortgage loans. As a result, 2006 fourth quarter results included $15.8 million pre-tax of investment securities losses, including $6.8 million other than temporary impairment recognized on certain securities backed by cash flows from pools of securitized sub-prime mortgages, and $4.4 million pre-tax of other balance sheet restructuring costs. This restructuring is expected to improve the net interest margin by 8-9 basis points, of which 7 were reflected in the fourth quarter.

Net Interest Income, Net Interest Margin, Loans and Leases, Investment Securities, and Deposits
2006 Fourth Quarter versus 2005 Fourth Quarter
     Fully taxable equivalent net interest income increased $14.6 million, or 6% ($17.7 million merger-related), from the year-ago quarter, reflecting the favorable impact of a $2.3 billion, or 8%, increase in average earning assets, as the fully taxable equivalent net interest margin declined 6 basis points to 3.28%. Average total loans and leases increased $1.8 billion, or 7% ($1.7 billion merger-related). The remaining non-merger related increase in average total loans and leases was $0.1 billion, up less than 1% from the year-ago quarter, which primarily reflected growth in commercial loans and residential mortgages, mostly offset by a decline in total average automobile loans and leases as we continued to sell a portion of that production.
     Average total commercial loans increased $1.5 billion, or 14% ($0.8 billion merger-related). This growth reflected a $0.9 billion, or 18%, increase in average middle market C&I loans, a $0.3 billion, or 9%, increase in average commercial real estate loans, and a $0.3 billion, or 14%, increase in average small business loans.
     Average residential mortgages increased $0.5 billion, or 11% ($0.4 billion merger-related). Average home equity loans increased $0.2 billion, or 4%, but would have declined slightly were it not for the Unizan merger.
     Compared with the year-ago quarter, average total automobile loans and leases decreased $0.4 billion, or 9%, with the Unizan merger having no significant impact. The decrease reflected the combination of two factors: (1) continued softness in loan and lease production levels over this period from low consumer demand and competitive pricing, and (2) little growth in automobile loans as we continued a program of selling a portion of current loan production. Average automobile operating lease assets declined $0.2 billion, or 81%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was 15%, down from 18% a year earlier.
     Average total investment securities increased 2% from the 2005 fourth quarter.
     Average total core deposits in the 2006 fourth quarter increased $1.8 billion, or 10% ($1.5 billion merger-related), from the year-ago quarter. Most of the increase reflected higher average core certificates of deposit, which increased $1.5 billion ($0.6 billion merger-related) resulting from continued customer demand for higher, fixed rate deposit products. Average interest bearing demand deposits increased $0.3 billion ($0.2 billion merger-related) and average non-interest bearing deposits increased $0.1 billion ($0.2 billion merger-related). Average savings and other domestic time deposits declined $0.1 billion, despite $0.5 billion of growth related to the Unizan merger.
2006 Fourth Quarter versus 2006 Third Quarter
     Compared with the 2006 third quarter, fully taxable equivalent net interest income increased $2.7 million, or 1%. This reflected the positive impact of a 6 basis point increase in the net interest margin to 3.28% as average total earning assets remained essentially flat. The increase in the net interest margin reflected a combination of factors, but primarily the positive impact of the restructuring of the investment securities portfolio and a shift in the loan portfolio mix to a higher percentage of higher yield commercial loans, partially offset by higher rates on deposit accounts, reflecting the continued movement of lower cost deposits into higher cost certificates of deposits. While market place loan and deposit pricing remained aggressive, pricing pressure was less intense than in the prior quarter.
     Average total loans and leases were essentially unchanged from the 2006 third quarter, reflecting growth in average total commercial loans and offset by a decline in average total consumer loans .
     Average total commercial loans increased $0.3 billion, or 2%. Average middle market C&I loans increased $0.2 billion, or 4%, from the prior quarter. Average middle market CRE loans increased 1%, with average small business loans up slightly.
     Average residential mortgages decreased $0.1 billion, or 2%, reflecting the sale of $120 million of mortgage loans at the end of the 2006 third quarter. Average home equity loans declined 1%.
     Compared with the 2006 third quarter, average total automobile loans and leases declined 3%. The decline reflected a combination of factors including low demand for leases, as well as the sale of a portion of automobile loan and production. Average automobile loans increased 2% and direct financing leases declined 7%. Automobile loan and lease productions levels continued to decline with loan and lease production down 17% and 24%, respectively, from the third quarter.
     Average investment securities decreased $0.6 billion, or 11%, from the 2006 third quarter, reflecting the decision to sell certain investment securities.
     Average total core deposits in the 2006 fourth quarter declined slightly, reflecting a decline in average total consumer core deposits, partially offset by growth in average total commercial core deposits. Average core certificates of deposit increased 1%, reflecting the continued preference of customers for higher fixed rate certificates of deposit compared with lower rate savings and other time deposits, which declined 3%. This shift reflected the same factors impacting comparisons to the year-ago quarter noted above. Average non-interest bearing demand deposits increased 2%, whereas average interest bearing demand deposits declined 1%.
Provision for Credit Losses
     The provision for credit losses in the 2006 fourth quarter was $15.7 million, down $15.1 million from the year-ago quarter, but up $1.6 million from the 2006 third quarter. This quarter’s provision for credit losses reflected the impact of the resolution of two larger commercial real estate relationships and the benefit of slightly improved economic conditions. (See Credit Quality Discussion).
Non-Interest Income
2006 Fourth Quarter versus 2005 Fourth Quarter
     Non-interest income decreased $6.7 million from the year-ago quarter, including a $17.2 million decline in automobile operating lease income. That portfolio continued to run off since no automobile operating leases have been originated since April 2002. Non-interest income before automobile operating lease income increased $10.5 million, or 8% ($7.2 million merger-related), reflecting :
•	$6.5 million, or 15% ($1.6 million merger-related), increase in service charges on deposit accounts, reflecting a $4.0 million, or 14%, increase in personal service charges, primarily NSF/OD, and a $2.4 million, or 17%, increase in commercial service charge income.

•	$5.6 million increase in other income ($2.1 million merger-related), reflecting $2.8 million in higher equity investment gains, and the $2.5 million gain on sale of MasterCard® stock.

•	$3.1 million, or 15% ($1.7 million merger-related), increase in trust services income, reflecting (1) a $1.6 million increase in higher personal trust income, mostly merger-related, and (2) a $1.0 million increase in fees from Huntington Funds, reflecting 12% fund asset growth.

•	$2.3 million, or 20% ($0.3 million merger-related), increase in other service charges and fees, primarily reflecting a $1.5 million, or 18%, increase in fees generated by higher debit card volume.

•	$1.5 million, or 11% ($0.5 million merger-related), increase in brokerage and insurance income, reflecting the continued focus on both brokerage and insurance sales in our retail banking offices.
Partially offset by:
•	$2.6 million, or 30%, decline in mortgage banking income, reflecting a $2.5 million negative impact of MSR valuation adjustments net of hedge-related losses in the current quarter compared with a negative $1.7 million in the year-ago quarter. The current quarter also included $1.1 million of lower secondary marketing income, as well as an $0.9 million loss on the sale of certain mortgage loans.

•	$15.8 million of investment securities losses in the current quarter reflecting the completion of the investment portfolio restructuring noted above (see Significant Items), compared with $8.8 million of securities losses in the year-ago quarter.
     Table 2 shows that on a reported basis non-interest income declined 5% from the year-ago period. However, when fourth quarter reported total non-interest income for both years are adjusted to exclude automobile operating lease income, investment securities losses, the 2006 fourth quarter impact of the mortgage loan sale loss, and Unizan merger-related non-interest income, non-interest income increased 8% from the year-ago quarter. Management views this adjusted measure as more indicative of underlying non-interest income performance and is used for measuring the effectiveness of strategies to grow fee income.

Table 2 – Non-interest Income Analysis

(in millions)	4Q06	Better/(Worse)		4Q05
		Amount	Percent
Total non-interest income — reported	$140.6	$(6.7)	(5)%	$147.3
Less: Automobile operating lease income	5.3			22.5

Sub-total	135.3	10.5	8	124.8
Add: Investment securities portfolio losses	15.8			8.8
Mortgage loan sale loss	0.9			N/A
Less: Unizan merger-related (1)	7.2			N/A

Total non-interest income — adjusted	$144.7	$11.2	8%	$133.6

(1)	Estimated period impact
2006 Fourth Quarter versus 2006 Third Quarter
     Non-interest income increased $42.7 million from the 2006 third quarter including the impact of a $3.2 million decline in automobile operating lease income as that portfolio continued to run off. Non-interest income before automobile operating lease income increased $45.9 million, reflecting:
•	$41.5 million positive change as the current quarter included $15.8 million of investment securities losses, which compared favorably to the $57.5 million of investment securities impairment recognized in the 2006 third quarter (see Significant Items).

•	$6.1 million increase in other income, primarily reflecting the $2.5 million gain on the sale of MasterCard® stock and $3.3 million in equity investment gains.

•	$1.0 million, or 5%, increase in trust services income.
     Partially offset by:
•	$2.3 million decline in mortgage banking income, primarily reflecting the $0.9 million loss on sale of mortgage loans in the current quarter compared to a $1.3 million gain in the third quarter.

•	$1.3 million decrease in bank owned life insurance income.
     Table 3 shows that on a reported basis non-interest income increased 44% from the 2006 third quarter. However, when 2006 fourth and third quarter reported total non-interest income are adjusted to exclude (1) automobile operating lease income and (2) the impact of the balance sheet restructuring consisting of investment securities losses and a mortgage loan sale loss, non-interest income increased 4%. Management views this adjusted measure as more indicative of underlying non-interest income performance for the 2006 fourth quarter compared with the prior quarter.
Table 3 – Non-interest Income Analysis

(in millions)	4Q06	Better/(Worse)		3Q06
		Amount	Percent
Total non-interest income — reported	$140.6	$42.7	44%	$97.9
Less: Automobile operating lease income	5.3			8.6

Sub-total	135.3	45.9	51	89.3
Add: Investment securities portfolio losses / impairment	15.8			57.5
Mortgage loan sale loss (gain)	0.9			(1.3)

Total non-interest income — adjusted	$151.9	$6.4	4%	$145.5

Non-Interest Expense
2006 Fourth Quarter versus 2005 Fourth Quarter
     Non-interest expense increased $37.4 million, or 16%, from the year-ago quarter, despite a $13.2 million decline in automobile operating lease expense as that portfolio continued to run off. Non-interest expense before automobile operating lease expense increased $50.6 million, or 24%, from the year-ago quarter, with an estimated $18.0 million attributable to Unizan. The primary drivers of the $50.6 million increase were:
•	$22.4 million increase in other expense, including $3.0 million of merger-related expense, a $10.0 million contribution to the Huntington Foundation, the effect of which will be to reduce contributions in future periods, $5.2 million of higher residual value losses on automobile leases, and $3.5 million related to the restructuring of FHLB advances.

•	$21.8 million, or 19%, increase in personnel expense, with Unizan contributing $7.7 million of the increase. The remaining $14.1 million increase included $4.5 million of severance and consolidation costs associated with a reduction of 75 staff positions in Regional Banking and costs associated with the previously announced retirements of a vice chairman and an executive vice president. The staff reductions in Regional Banking are expected to reduce annualized personnel costs by approximately $6 million. The increase from the prior quarter also reflected $5.1 million of share-based compensation expense, reflecting the stock option expensing begun in 2006.

•	$2.8 million increase in the amortization of intangibles, substantially all merger-related.

•	$2.1 million, or 13%, increase in equipment expense ($0.5 million merger-related), reflecting higher depreciation associated with recent technology investments.

•	$1.5 million, or 20%, increase in professional services expenses, all merger-related.

•	$1.0 million, or 5%, increase in outside data processing and other services ($0.5 million merger-related).
     Discerning underlying non-interest expense performance trends requires adjusting reported non-interest expense so expenses in different periods can be analyzed on a comparable basis. Excluding automobile operating lease expense is helpful because its decline may overstate the impact of expense control efforts. Conversely, the merger with Unizan, as well as the expensing of share-based compensation that began in 2006, adds significant on-going expenses that did not exist in the 2005 fourth quarter and their inclusion may understate the impact of expense control efforts.
     Table 4 shows that when 2006 and 2005 fourth quarter reported total non-interest expense are adjusted to exclude automobile operating lease expense, merger-related expenses including the increase in intangible amortization resulting from the merger; the 2005 fourth quarter is adjusted to reflect the effect of share-based compensation expense, which is included in reported 2006 fourth quarter expense but not in the prior-year quarter; and the 2006 fourth quarter is further adjusted to exclude the Huntington Foundation contribution, severance and consolidation costs, and the FHLB funding restructuring costs, underlying non-interest expense increased 5% from the year-ago quarter.

Table 4 — Non-interest Expense Analysis

(in millions)	4Q06	Better/(Worse)		4Q05
		Amount	Percent
Total non-interest expense — reported	$267.8	$(37.4)	(16)%	$230.4
Less: Automobile operating lease expense	4.0			17.2

Sub-total	263.8	(50.6)	(24)	213.2
Add: Share-based compensation	N/A			4.8
Less: Unizan merger-related (1)	18.0			N/A
Huntington Foundation contribution	10.0			N/A
Severance and consolidation expenses	4.4			N/A
FHLB funding restructuring/other losses	3.5			N/A

Total non-interest expense — adjusted	$227.9	$(9.9)	(5)%	$218.0

(1)	Includes estimated period impact plus increased intangible amortization
2006 Fourth Quarter versus 2006 Third Quarter
     Non-interest expense increased $25.4 million from the 2006 third quarter, despite a $2.0 million decline in automobile operating lease expense as that portfolio continued to run off. Non-interest expense before automobile operating lease expense increased $27.4 million, or 12%, reflecting:
•	$20.2 million increase in other expense, reflecting the $10.0 million contribution to the Huntington Foundation, $5.2 million of higher residual value losses on automobile leases, and $3.5 million related to the restructuring of FHLB advances.

•	$4.1 million, or 3%, increase in personnel costs, reflecting the current quarter’s $4.5 million of severance and consolidation costs.

•	$2.5 million, or 39%, increase in professional services, reflecting higher expenses associated with collection activities, as well as costs related to revenue initiatives.

•	$2.0 million, or 11%, increase in outside data processing and other services expense. Partially offset by:

•	$1.6 million, or 21%, decline in marketing expense due to timing of campaigns.
     Table 5 shows that when 2006 fourth and third quarter reported total non-interest expense are adjusted to exclude automobile operating lease expense and Unizan merger-related integration costs in the prior period, and 2006 fourth quarter expenses are further adjusted to exclude the impact of the Huntington Foundation contribution, severance and consolidation costs, and the FHLB component of the balance sheet restructuring, non-interest expense increased 4% from the 2006 third quarter. Roughly, half of this increase was attributed to the increase in reserves for automobile lease residual value losses.
Table 5 — Non-interest Expense Analysis

(in millions)	4Q06	Better/(Worse)		3Q06
		Amount	Percent
Total non-interest expense — reported	$267.8	$(25.4)	(10)%	$242.4
Less: Automobile operating lease expense	4.0			6.0

Sub-total	263.8	(27.4)	(12)	236.4
Less: Huntington Foundation contribution	10.0			N/A
Severance and consolidation expenses	4.5			N/A
FHLB funding restructuring/other losses	3.5			N/A
Unizan merger costs	(0.4)			0.5

Total non-interest expense — adjusted	$246.2	$(10.3)	(4)%	$235.9

Operating Leverage
     A long-term objective of Management is to increase earnings primarily by growing revenues faster than expenses. Operating leverage measures the difference between these two growth rates. However, over any given measurement period, certain items may occur that distort reported revenue or expense trends. As such, reported revenue and expenses are adjusted so that the two measurement periods are on as much of a comparable basis as possible. Management believes this permits a clearer analysis of the ability to achieve the long-term objective of generating positive operating leverage (see Basis of Presentation — Operating Leverage for a full discussion of the adjustment criteria methodology).
     While operating leverage is measured quarterly, the corporate objective is to create positive operating leverage annually. On a reported basis, full-year revenue declined less than one percent, with reported expenses increasing 3%. This resulted in 4% negative operating leverage on a reported basis. However, on an adjusted basis, revenues increased 8% and expenses rose 7%, resulting in 1% positive operating leverage on an adjusted basis for full-year 2006.
Table 6 — Operating Leverage Analysis (1)

	12 Mo.	12 Mo.	Better /(Worse)
(in millions)	2006	2005	Amount	Percent

Revenue FTE — reported (2)	$1,596.3	$1,608.1	$(11.8)	(1)%

• Automobile operating lease expense	(31.3)	(103.9)
• Securities losses	73.2	8.1
• MSR FAS 156 accounting change	(5.1)	—
• Gain on sale of MasterCard® stock	(3.3)	—
• Adjustment to defer home equity annual fees	2.4	—
• Adjustment for equity method investments	3.2	—
• Loss on sale of mortgage loans	0.9	—

Revenue FTE — adjusted	$1,636.2	$1,512.3	$123.9	8%

Non-interest expense — reported	$1,001.0	$969.8	$(31.2)	(3)%

• Automobile operating lease expense	(31.3)	(103.9)
• Amortization of intangibles	(10.0)	(0.8)
• Huntington Foundation contribution	(10.0)	—
• FHLB funding restructuring/other losses	(3.5)	—
• SEC and regulatory-related expenses	—	(5.1)
• Severance and consolidation expenses	(4.5)	(3.6)
• Unizan merger costs	(3.7)	(0.7)
• Share-based compensation	NA	18.3

Non-interest expense — adjusted	$937.9	$874.1	$(63.9)	(7)%
Operating leverage — reported				(4)%

Operating leverage — adjusted				1%

Efficiency ratio (3) — reported	59.4%	60.0%

Efficiency ratio (3) — adjusted	57.3%	57.8%

(1)	See Basis of Presentation — Operating Leverage for a discussion of adjustment criteria methodology

(2)	Fully taxable equivalent net interest income + non-interest income

(3)	Non-interest expense less amortization of intangibles, divided by net interest income (FTE) and non-interest income excluding securities gains (losses)

Income Taxes
     The provision for income taxes in the 2006 fourth quarter was $27.3 million with an effective tax rate of 23.8%. For the full year, the effective tax rate was 10.3%, reflecting the $84.5 million reduction of federal income tax expense related to the resolution of a federal income tax audit covering tax years 2002 and 2003 that resulted in the release of previously established federal income tax reserves, as well as the recognition of federal tax loss carry backs. The effective tax rate for 2007 is expected to increase to a more typical rate just below 30%. Following the anticipated merger of Sky Financial Group, the effective tax rate is expected to approximate 30%.
Credit Quality
     Total net charge-offs for the 2006 fourth quarter were $23.0 million, or an annualized 0.35% of average total loans and leases. This performance remained at the low end of the long-term targeted range of 0.35%-0.45%, but was higher than $17.6 million, or an annualized 0.29%, in the year-ago quarter and $21.2 million, or an annualized 0.32%, of average total loans and leases in the 2006 third quarter.
     Total commercial net charge-offs in the fourth quarter were $6.8 million, or an annualized 0.22%, up $3.2 million from $3.6 million, or an annualized 0.13%, in the year-ago quarter. Compared with the 2006 third quarter, the increase in total commercial net charge-offs reflected the negative impact of higher middle market CRE net charge offs, partially offset by the benefit of net middle market C&I recoveries due to the recovery on one large credit charged off in 2002. The increase in middle market CRE net charge-offs was influenced by the continued stress in the housing market, and a charge-off associated with the strategic exit of a relationship with a major Ohio-based homebuilder.
     Total consumer net charge-offs in the current quarter were $16.2 million, up $2.2 million from $14.0 million in the year-ago quarter. When expressed as an annualized percentage, total consumer net charge-offs in the 2006 fourth quarter were 0.46% of average related loans, up from 0.41% in the year-ago quarter. Compared with the 2006 third quarter, total consumer net charge-offs increased $1.8 million from $14.4 million, with a 6 basis point increase in the annualized net charge-off ratio to 0.46% from 0.40% of average related loans, reflecting a $1.2 million increase in automobile loan and lease net charge-offs and a $1.4 million increase in residential mortgage net charge-offs. The increase in automobile loan and lease net charge-offs was somewhat seasonal, but also reflected softer used car markets. Overall, the automobile loan and lease portfolios continued to perform well within expectations. The higher residential mortgage net charge-offs reflected a level of larger-dollar losses that is not expected to continue.
     Home equity net charge-offs in the 2006 fourth quarter were $5.8 million, or an annualized 0.47%, up from $4.5 million, or an annualized 0.38%, in the year-ago quarter, but down from $6.7 million, or an annualized 0.53%, in the prior quarter.
     Despite this quarter’s increase in real estate-related problem credits, and unless housing market conditions materially worsen, the company’s conservative underwriting standards of the last several years, as well as on-going loss mitigation strategies are expected to result in only a modest, if any, increase in NPAs and net charge-offs in coming quarters. While the increase in NPAs was significant, net charge-offs associated with OREO are more a reflection of current period net charge-offs as the assets are revalued, than necessarily an indicator of higher future net charge-offs.
     NPAs were $199.6 million at December 31, 2006, and represented 0.76% of related assets. This represented an $82.4 million, or 70%, increase from $117.2 million, or 0.48% of related assets, at the end of the year-ago quarter, and a $28.4 million, or 17%, increase from $171.2 million, or 0.65% of related assets, at September 30, 2006.
     Contributing to the $82.4 million increase in NPAs from the year-ago period were $33.8 million acquired at the time of the Unizan merger, as well as a $34.2 million increase in other real estate owned (OREO). The increase in OREO reflected foreclosed mortgage loans fully guaranteed by the U.S. government, which prior to the 2006 second quarter were previously reported as over 90-day delinquent but still accruing loans. This change in reporting also contributed to the $26.5 million increase in assets guaranteed by the U.S. government, from $7.3 million at the end of the 2005 fourth quarter to $33.9 million at December 31, 2006. At December 31, 2006, 60% of total NPAs were secured by residential real estate assets or were guaranteed by the U.S. Government, which have shown low loss experience historically. This compared favorably with the 42% level of such NPAs at the end of the year-ago quarter, and 59% at September 30, 2006.
     NPLs, which exclude OREO, increased $48.2 million, or 47%, from the year-earlier period to $150.1 million at December 31, 2006, with $32.8 million of the increase represented by NPLs acquired in the Unizan merger. NPLs increased $20.8 million, or 16%, from September 30, 2006, primarily due to softness in residential real estate markets. This resulted in an increase in middle market CRE NPLs, primarily related to two relationships, as well as broader-based increases in residential mortgage and home equity NPLs. The increase in small business banking NPLs was also broad-based, with no specific region contributing a disproportional amount of the increase. For residential real estate secured portfolios, as assets are transferred to NPL or OREO status, their values are written down to market values, with a resulting increase in related current period net charge-offs. This revaluation of the assets mitigates to some degree the potential for further net charge-offs associated with these assets in coming periods. NPLs expressed as a percent of total loans and leases were 0.57% at December 31, 2006, up from 0.42% a year earlier and from 0.49% at September 30, 2006.
     The over 90-day delinquent, but still accruing, ratio was 0.23% at December 31, 2006, unchanged from the end of the year-ago quarter, and down from 0.24% at September 30, 2006.

Allowances for Credit Losses (ACL) and Loan Loss Provision
     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At December 31, 2006, the ALLL was $272.1 million, which was $3.7 million higher than $268.3 million a year earlier, but $8.1 million lower than $280.2 million at September 30, 2006. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2006, was 1.04%, down from 1.10% a year ago and from 1.06% at September 30, 2006. The level of required loan loss reserves is determined using a highly quantitative methodology, which determines the required levels for both the transaction reserve and economic reserve components. Table 7 shows the change in the ALLL ratio and each reserve component for the 2006 third and fourth quarters, as well as the 2005 fourth quarter.
Table 7 — Components of ALLL as Percent of Total Loans and Leases

				4Q06 change from
	4Q06	3Q06	4Q05	3Q06	4Q05

Transaction reserve (1)	0.86%	0.86%	0.89%	—%	(0.03)%
Economic reserve	0.18	0.20	0.21	(0.02)	(0.03)

Total ALLL	1.04%	1.06%	1.10%	(0.02)%	(0.06)%

(1)	Includes specific reserve
     The decline in the economic reserve component at December 31, 2006, from the end of the third quarter primarily reflected improvements in consumer confidence and consumer spending, as well as the consistently low loss level experience of the past three years.
     The ALLL as a percent of NPLs was 181% at December 31, 2006, down from 263% a year ago and from 217% at September 30, 2006. The ALLL as a percent of NPAs was 136% at December 31, 2006, down from 229% a year ago and from 164% at September 30, 2006. At December 31, 2006, the AULC was $40.2 million, up from $37.0 million at the end of the year-ago quarter, and from $39.3 million at September 30, 2006.
     On a combined basis, the ACL as a percent of total loans and leases at December 31, 2006, was 1.19%, down from 1.25% a year ago and from 1.21% at September 30, 2006. The ACL as a percent of NPAs was 156% at December 31, 2006, down from 261% a year earlier and 187% at September 30, 2006. The decline in the NPA coverage ratio reflected (1) that a higher percentage of NPAs were secured by residential real estate or guaranteed by the U.S. Government, which have an inherently lower potential for loss, and (2) a reporting change in 2006 to include in NPAs foreclosed loans guaranteed by GNMA and serviced by Huntington, that had been previously reported as 90-day past due loans.
Capital
     At December 31, 2006, the tangible equity to assets ratio was 6.87%, down from 7.19% a year ago and from 7.13% at September 30, 2006. At December 31, 2006, the tangible equity to risk-weighted assets ratio was 7.61%, down from 7.91% at the end of the year-ago quarter and from 7.97% at September 30, 2006.

     Contributing to the decline in capital ratios was the implementation of FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans. This decreased equity by $83.0 million but had no effect on reported net income. This implementation contributed 24 basis points of the 26 basis point reduction in the tangible equity ratio from the end of the third quarter, and 24 basis points of the 32 basis point reduction from the end of last year. The decline in capital ratios from the year-ago period also reflected the repurchase of 16.0 million shares over this 12-month period, including 3.1 million shares repurchased in the fourth quarter. There are currently 3.9 million shares remaining available under the current share repurchase authorization announced April 20, 2006. The company may make additional share purchases from time-to-time in the open market or through privately negotiated transactions depending on market conditions. Partially offsetting these negative impacts was the positive impact from retained earnings.
FULL YEAR PERFORMANCE DISCUSSION
     Earnings for full-year 2006 were $461.2 million, or $1.92 per common share, compared with $412.1 million, or $1.77 per common share, in 2005.
     Full-year 2006 results of $1.92 per common share included a net $0.10 per common share positive impact reflecting (See Table 8 below):
•	$0.35 per common share positive impact due to a reduction of federal income tax expense in the 2006 third quarter,
     Partially offset by:
•	$0.21 per common share negative impact of subsequent balance sheet restructuring consisting of the third quarter’s investment securities impairment ($0.16 per common share) and the completion of the balance sheet restructuring during the 2006 fourth quarter ($0.05 per common share),

•	$0.03 per common share negative impact resulting from a fourth quarter contribution to the Huntington Foundation, and
     Full-year 2005 results of $1.77 per common share included a net $0.01 per common share positive impact, primarily reflecting $0.12 per common share related to a positive impact of a federal tax loss carry back, mostly offset by a number of other significant items (See Table 8 below).
     Adjusting for these significant items in both years, adjusted full-year earnings in 2006 were $1.82 per common share, up $0.06, or 3%, from the prior year.
     Commenting on full-year performance, Hoaglin said, “Full-year earnings on an adjusted basis were in line with our expectations and represented another record year for Huntington. This past year we clearly demonstrated continued improvement in our underlying performance. We also made progress in setting the stage for future earnings growth. Strategically, this reflected two events. First was the completion of the acquisition of Unizan Financial Corp. on March 1, 2006 and its subsequent successful integration. Second was the agreement we announced late in the fourth quarter to acquire Sky Financial Group. Both of these transactions will broaden our customer base, increase our market share, and provide growth opportunities.

Huntington ended the year positioned to be a much more formidable competitor within our Midwest markets.”
     “From a financial performance perspective, we made progress in a number of areas that gives us confidence as we move into 2007. Even after taking into account the impact of the Unizan merger, average commercial loans increased, particularly gaining some momentum late in the year. On this same basis, and though we saw growth in average residential real estate and home equity loans, momentum in the second half of the year suffered as the residential real estate market entered a period of softness. We were pleased that our average margin was relatively stable, declining only 4 basis points during a difficult interest rate environment and a period of highly competitive loan and deposit pricing. Importantly, the capital resulting from the significant tax refund benefit helped facilitate the fourth quarter balance sheet restructuring that had the desired impact of increasing the fourth quarter net interest margin and sets the stage for margin stability going into 2007.”
     “Trends in core fee income activities were positive,” he continued. “Even after taking into account the positive impact from the Unizan merger, we saw very good increases in mortgage banking income, service charges on deposit accounts, trust services, other service charges and fees, and brokerage and insurance income. On the expense side, and after taking into account the significant items noted in Table 8 and the initiation of expensing for stock options this year, expenses were well contained. Year-end capital ratios were strong. “
     “Overall, reported revenues declined 1% while expenses increased 3%, resulting in a negative reported operating leverage of 4%. However, after adjusting for operating lease accounting and other large items that impact comparability between years (see Table 6), adjusted revenue grew 8% and expenses increased 7%, resulting in 1% positive operating leverage.”
     “Credit quality performance was in line with expectations with our 0.32% net charge-off ratio remaining below our targeted 0.35%-0.45% range. Yet, continued softness in some of our markets, and especially the residential real estate markets, resulted in a 70% increase in NPAs at year end. About 40% of this increase reflected the Unizan merger, with most of the remaining increase reflecting foreclosed mortgage loans fully guaranteed by the U.S. government, which prior to the 2006 third quarter were reported as over 90-day delinquent but still accruing loans. While higher on an absolute basis, it is important to note that 60% of our year-end NPAs were secured by residential real estate assets or were guaranteed by the U.S. Government. As we head into 2007, we do not see much change from where we ended the year.”
Table 8 — Significant Items Impacting Earnings Performance Comparisons (1)
Twelve Months Ended

		Impact(2)
(in millions, except per share)		Pre-tax	EPS

December 31, 2006 — GAAP earnings		$461.2 (3)	$1.92
•	Reduction to federal income tax expense	84.5 (3)	0.35
•	Equity investment gains	7.4	0.02
•	MSR FAS 156 accounting change	5.1	0.01
•	Gain on sale of MasterCard® stock	3.3	0.01
•	3Q investment securities impairment	(57.5)	(0.16)
•	4Q completion of balance sheet restructuring	(20.2)	(0.05)
•	Huntington Foundation contribution	(10.0)	(0.03)

		Impact(2)
(in millions, except per share)		Pre-tax		EPS

•	Automobile lease residual value losses	(5.5)		(0.01)
•	Severance and consolidation expenses	(4.5)		(0.01)
•	Unizan merger costs	(3.7)		(0.01)
•	Adjustment for equity method investments	(3.2)		(0.01)
•	Adjustment to defer home equity annual fees	(2.4)		(0.01)

December 31, 2005 — GAAP earnings		$412.1	(3)	$1.77
•	Net impact of federal tax loss carry back	26.9	(3)	0.12
•	Securities losses	(8.1)		(0.02)
•	MSR mark-to-market net of hedge-related trading activity	(9.0)		(0.02)
•	Single C&I charge-off impact, net of allocated reserves	(6.4)		(0.02)
•	Net impact of repatriating foreign earnings	(5.0	)(3)	(0.02)
•	Severance and consolidation expenses	(5.1)		(0.01)
•	SEC and regulatory-related expenses	(3.7)		(0.01)
•	Write-off of equity investment	(2.6)		(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; after-tax unless otherwise noted

(3)	After-tax
2007 OUTLOOK
     When earnings guidance is given, it is the company’s practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes potential unusual, one-time items, or selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted.
     Overall, the 2007 economic environment is expected to be little changed from 2006. Weakness in the automotive manufacturing and supplier sector is expected to continue. Though our exposure is modest, how much this weakness impacts other banking activities is unknown. Our assumption is that this will remain modest and mostly concentrated in our East Michigan and Northern Ohio regions. Interest rates are expected to remain relatively stable and it is anticipated that the yield curve will continue to remain flat to slightly inverted. We will continue to target our interest rate risk position at our customary neutral position.
     On December 20, the company announced its pending merger with Sky Financial Group. This merger is subject to approval by Huntington and Sky Financial shareholders, regulatory approvals, and other customary closing conditions. As previously announced, the merger is expected to close early in the 2007 third quarter and is estimated to be accretive to 2007 GAAP earnings by $0.01 per share, excluding merger charges. The following list of assumptions is for Huntington excluding any impact from Sky Financial Group. The 2007 full year GAAP earnings per share guidance includes this targeted accretion.
•	Revenue growth in the low- to mid-single digit range reflecting: (1)
•	Full year net interest margin relatively consistent with that of the 2006 fourth quarter level.

•	Average total loan growth in the mid-single digit range, with total commercial loans in the mid- to upper-single digit range and total consumer loans being flat, reflecting continued softness in residential mortgages and home equity loans.

•	Core deposit growth in the low- to mid-single digit range.

•	Non-interest income growth in the mid- to higher-single digit range.
•	Non-interest expense growth in the low single-digit range.

•	Revenue that grows faster than expenses, resulting in positive operating leverage in the low single digit range and continued improvement in the efficiency ratio.

•	A net charge-off ratio at the lower end of the company’s 0.35%-0.45% targeted range.

•	Relatively stable NPA and allowance for loan and lease loss ratios compared with levels at December 31, 2006.

•	No sizable stock repurchase activity.

(1)	Excluding automobile operating lease accounting impact.
     Within this type of environment, targeted full-year 2007 GAAP earnings are $1.87-$1.92 per common share, inclusive of an estimated $0.01 earnings per share accretion impact from the Sky Financial Group merger.
6% INCREASE IN QUARTERLY CASH DIVIDEND DECLARED
     Huntington Bancshares Incorporated today announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.265 per common share, a 6.0% increase from the current quarterly dividend of $0.25 per common share. The dividend is payable April 2, 2007, to shareholders of record on March 15, 2007.
     “The board is pleased to announce this increase in our common stock dividend,” said Hoaglin. “It is made possible by our financial performance and reflects our optimism for continued progress. We have a very strong capital base and expect to continue to generate excess capital. Our board recognizes the importance of dividends and dividend growth to our shareholders. The increase announced today continues a dividend payout ratio of approximately 55%, which we believe is warranted in the current, slower growth environment.”
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 3326818. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through January 31, 2007 at 800-642-1687; conference ID 3326818.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between Huntington and Sky Financial Group, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Huntington and Sky Financial Group may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; Huntington and/or Sky Financial Group’s stockholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors including but not limited to those set forth under the heading “Risk Factors” included in Item 1A of Huntington’s Annual Report on Form 10-K/A for the year ended December 31, 2005, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements described in Huntington’s 2005 Annual Report on Form 10-K/A and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Additional Information About the Merger and Where to Find It
     In connection with the proposed merger between Huntington and Sky Financial Group, Huntington and Sky Financial will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4, which will include a proxy statement/prospectus. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Huntington and Sky Financial Group, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287, Attention: Investor Relations, 614-480-5676, or Sky Financial Group, 221 South Church Street, Bowling Green, Ohio, 43402. The final proxy statement / prospectus will be mailed to stockholders of Huntington and Sky Financial Group.
     Stockholders are urged to read the proxy statement/prospectus, and other relevant documents filed with the Securities and Exchange Commission regarding the proposed transaction when they become available, because they will contain important information.
     The directors and executive officers of Huntington and Sky Financial Group and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Huntington’s directors and executive officers is available in its proxy statement filed with the SEC by Huntington on March 8, 2006. Information regarding Sky Financial Group’s directors and executive officers is available in its proxy statement filed with the SEC by Sky Financial Group on February 23, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.
Operating Leverage
     A long-term objective of Management is to increase earnings by growing revenues faster than expenses over a certain measured period, typically annually. Operating leverage measures the difference between the two growth rates; e.g., if revenues grow 6% and expenses grow 4%, 2% positive operating leverage is generated. However, over any given measurement period, certain items may occur that distort reported revenue or expense trends. For example, the introduction of a new accounting standard might distort the current period’s reported revenue growth rate. Similarly, an acquisition may result in certain reported merger-related charges that distort longer-term underlying expense performance trends. Therefore, to determine a clearer picture of underlying trends in operating leverage, Management adjusts reported revenues and/or expenses to remove the impact of such items that affect comparability and distort underlying operating leverage performance. This results in an adjusted operating leverage measurement, which helps Management and investors better understand core performance trends.
     Specific adjustments we consider include:
1.	Reducing reported revenues by the amount of automobile operating lease expense. Doing so more closely mirrors the revenue reporting methodology of direct finance lease accounting. This is important in assessing the company’s on-going revenue trends in that, since April 2002, direct financing lease accounting has been used for all new automobile leases originations, and the existing operating lease portfolio has continued to run-off.

2.	Excluding the impact of investment securities gains (losses). It is our practice to exclude these from revenue and efficiency ratio calculations to provide better comparability of performance relative to peers. This is because such gains (losses) may fluctuate significantly between periods, and between companies, thus distorting underlying revenue trends for both the company, and in the context of peer performance comparisons.

3.	Excluding the impact from the amortization of intangible expense. It is our practice to exclude this from efficiency ratio calculations. Amortization of intangible expense typically arises from acquisition transactions, and results in a significant expense increase in periods soon after the acquisition. However, such amortization typically declines in later periods, thus distorting expense trends.

4.	Excluding or otherwise adjusting for the impact of significant revenues or expenses that are judged to be one-time or short-term in nature. Examples would be (1) expenses that arise from specific management initiatives such as severance and/or consolidation expenses, (2) gains or losses associated with the disposition of assets, (3) Huntington Foundation contributions, and (4) merger-related integration costs as they typically impact expenses for only a few quarters during the period of transition; e.g. restructuring charge, asset valuation adjustments, etc.

5.	Excluding changes due to new accounting standards that affect comparability of revenue or expenses between reported periods; e.g., stock-based compensation expensing. When a new accounting standard results in the restatement of historical period revenues and expenses, no adjustment is made. If there is no historical restatement, but it is possible to make a reasonable estimate of what the impact would have been, the prior period will be adjusted as if the standard had been in place; e.g. share-based compensation that began in 2006. However, if there is no historical restatement and it is not possible to estimate an historical period’s comparable amount, the current period is adjusted to exclude the impact from the operating leverage calculation until both periods being compared include its impact.
Estimating the Impact on Balance Sheet and Income Statement Results Due to the Unizan Merger
     The merger with Unizan Financial Corp. (Unizan) was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans, and core deposits of $1.5 billion. Unizan results were only in consolidated results for a partial quarter in the 2006 first quarter, but fully impact all quarters thereafter. As a result, performance comparisons between 2006 fourth quarter and year-to-date periods with comparable 2005 periods are affected, as Unizan results were not in the prior period. In contrast, comparisons between the 2006 fourth and third quarter results are not affected given Unizan fully impacted both of these quarters. Comparisons of the 2006 fourth quarter and year-to-date reported results compared with 2005 pre-merger reporting periods are impacted as follows:
•	Increased certain reported period-end balance sheet and credit quality items (e.g., non-performing loans).

•	Increased reported average balance sheet, revenue, expense, and credit quality results (e.g., net charge-offs).

•	Increased reported non-interest expense items as a result of costs incurred as part of merger-integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, and marketing expenses related to customer retention initiatives. These net merger costs were $1.0 million in the 2006 first quarter, $2.6 million in the 2006 second quarter, $0.5 million in the 2006 third quarter, and a negative $0.4 million in the 2006 fourth quarter, resulting in $3.7 million of merger costs for full year 2006.

     Given the impact of the merger on reported 2006 results, management believes that an understanding of the impacts of the merger is necessary to understand better underlying performance trends. When comparing post-merger period results to pre-merger periods, two terms relating to the impact of the Unizan merger on reported results are used:
•	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

•	“Merger costs” represent expenses associated with merger integration activities.
     The following methodology has been implemented to estimate the approximate effect of the Unizan merger used to determine “merger-related” impacts.
Balance Sheet Items
     For loans and leases, as well as core deposits, balances as of the acquisition date are pro-rated to the post-merger period being used in the comparison. To estimate the impact on 2006 first quarter average balances, one-third of the closing date balance was used as those balances were in reported results for only one month of the quarter. Full quarter and year-to-date estimated impacts for subsequent periods were developed using this same pro-rata methodology. This methodology assumes acquired balances will remain constant over time.
Income Statement Items
     For income statement line items, Unizan’s actual full year results for 2005 were used for pro-rating the impact on post-merger periods. For example, to estimate the 2006 first quarter impact of the merger on personnel costs, one-twelfth of Unizan’s full-year 2005 personnel costs was used. Full quarter and year-to-date estimated impacts for subsequent periods were developed using this same pro-rata methodology. This results in an approximate impact since the methodology does not adjust for any unusual items or seasonal factors in Unizan’s 2005 reported results, or synergies realized since the merger date. The one exception to this methodology relates to the amortization of intangibles expense where the actual post-merger amount was used.
     Table 9 below provides detail of changes to selected reported results to quantify the impact of the Unizan merger and the impact of all other factors using this methodology:
Table 9 — Estimated Impact of Unizan Merger
2006 Fourth Quarter versus 2005 Fourth Quarter

					Unizan	Other
Average Loans and Deposits	Fourth Quarter		Change		Merger
(in millions)	2006	2005	Amount	Percent	Related	Amount	Percent
Loans
Middle-market C&I	$5,831	$4,946	$885	17.9%	$70	$815	16.5%
Middle-market CRE	3,938	3,598	340	9.4	723	(383)	(10.6)
Small business	2,543	2,230	313	14.0	—	313	14.0

Total commercial	12,312	10,774	1,538	14.3	793	745	6.9

Automobile loans and leases	3,949	4,355	(406)	(9.3)	71	(477)	(11.0)
Home equity	4,973	4,781	192	4.0	223	(31)	(0.6)
Residential mortgage	4,635	4,165	470	11.3	409	61	1.5
Other consumer	430	393	37	9.4	167	(130)	(33.1)

Total consumer	13,987	13,694	293	2.1	870	(577)	(4.2)

Total loans	$26,299	$24,468	$1,831	7.5%	$1,663	$168	0.7%

Deposits
Demand deposits — non-interest bearing	$3,580	$3,444	$136	3.9%	$173	$(37)	(1.1)%
Demand deposits — interest bearing	7,767	7,496	271	3.6	243	28	0.4
Savings and other domestic time deposits	2,849	2,984	(135)	(4.5)	511	(646)	(21.6)
Core certificates of deposit	5,380	3,891	1,489	38.3	620	869	22.3

Total core deposits	19,576	17,815	1,761	9.9	1,547	214	1.2

Other deposits	5,132	4,627	505	10.9	180	325	7.0

Total deposits	$24,708	$22,442	$2,266	10.1%	$1,727	$539	2.4%

					Unizan		Other
Selected Income Statement Categories	Fourth Quarter		Change		Merger	Merger
(in thousands)	2006	2005	Amount	Percent	Related	Costs	Amount	Percent
Net interest income — FTE	$262,104	$247,513	$14,591	5.9%	$17,694	$—	$(3,103)	(1.3)%

Service charges on deposit accounts	$48,548	$42,083	$6,465	15.4%	$1,578	$—	$4,887	11.6%
Trust services	23,511	20,425	3,086	15.1	1,653	—	1,433	7.0
Brokerage and insurance income	14,600	13,101	1,499	11.4	456	—	1,043	8.0
Bank owned life insurance income	10,804	10,389	415	4.0	786	—	(371)	(3.6)
Other service charges and fees	13,784	11,488	2,296	20.0	309	—	1,987	17.3
Mortgage banking income (loss)	6,169	8,818	(2,649)	(30.0)	258	—	(2,907)	(33.0)
Securities gains (losses)	(15,804)	(8,770)	(7,034)	80.2	—	—	(7,034)	80.2
Gains on sales of automobile loans	1,252	455	797	N.M.	—	—	797	N.M.
Other income	32,398	26,799	5,599	20.9	2,136	—	3,463	12.9

Sub-total before automobile operating lease income	135,262	124,788	10,474	8.4	7,176	—	3,298	2.6
Automobile operating lease income	5,344	22,534	(17,190)	(76.3)	—	—	(17,190)	(76.3)

Total non-interest income	$140,606	$147,322	$(6,716)	(4.6)%	$7,176	$—	$(13,892)	(9.4)%

Personnel costs	$137,944	$116,111	$21,833	18.8%	$7,725	$(373)	$14,481	12.5%
Net occupancy	17,279	17,940	(661)	(3.7)	1,290	—	(1,951)	(10.9)
Outside data processing and other services	20,695	19,693	1,002	5.1	501	(82)	583	3.0
Equipment	18,151	16,093	2,058	12.8	516	—	1,542	9.6
Professional services	8,958	7,440	1,518	20.4	1,473	24	21	0.3
Marketing	6,207	7,145	(938)	(13.1)	267	—	(1,205)	(16.9)
Telecommunications	4,619	4,453	166	3.7	366	—	(200)	(4.5)
Printing and supplies	3,610	3,084	526	17.1	—	1	525	17.0
Amortization of intangibles	2,993	218	2,775	N.M.	2,786	—	(11)	(5.0)
Other expense	43,365	20,995	22,370	N.M.	3,027	1	19,342	92.1

Sub-total before automobile operating lease expense	263,821	213,172	50,649	23.8	17,951	(429)	33,127	15.5
Automobile operating lease expense	3,969	17,183	(13,214)	(76.9)	—	—	(13,214)	(76.9)

Total non-interest expense	$267,790	$230,355	$37,435	16.3%	$17,951	$(429)	$19,913	8.6%

2006 Full Year versus 2005 Full Year

	Twelve Months Ended				Unizan	Other
Average Loans and Deposits	December 31,		Change		Merger
(in millions)	2006	2005	Amount	Percent	Related	Amount	Percent
Loans
Middle-market C&I	$5,501	$4,817	$684	14.2%	$58	$626	13.0%
Middle-market CRE	3,950	3,586	364	10.2	603	(239)	(6.7)
Small business	2,414	2,224	190	8.5	—	190	8.5

Total commercial	11,865	10,627	1,238	11.6	661	577	5.4

Automobile loans and leases	4,088	4,465	(377)	(8.4)	59	(436)	(9.8)
Home equity	4,970	4,752	218	4.6	186	32	0.7
Residential mortgage	4,581	4,081	500	12.3	340	160	3.9
Other consumer	439	383	56	14.6	140	(84)	(21.9)

Total consumer	14,078	13,681	397	2.9	725	(328)	(2.4)

Total loans	$25,943	$24,308	$1,635	6.7%	$1,386	$249	1.0%

Deposits
Demand deposits — non-interest bearing	$3,530	$3,379	$151	4.5%	$144	$7	0.2%
Demand deposits — interest bearing	7,742	7,658	84	1.1	202	(118)	(1.5)
Savings and other domestic time deposits	2,992	3,156	(164)	(5.2)	426	(590)	(18.7)
Core certificates of deposit	5,050	3,334	1,716	51.5	517	1,199	36.0

Total core deposits	19,314	17,527	1,787	10.2	1,289	498	2.8

Other deposits	4,870	4,485	385	8.6	150	235	5.2

Total deposits	$24,184	$22,012	$2,172	9.9%	$1,439	$733	3.3%

	Twelve Months Ended				Unizan		Other
Selected Income Statement Categories	December 31,		Change		Merger	Merger
(in thousands)	2006	2005	Amount	Percent	Related	Costs	Amount	Percent
Net interest income — FTE	$1,035,202	$975,804	$59,398	6.1%	$58,980	$—	$418	0.0%

Service charges on deposit accounts	$185,713	$167,834	$17,879	10.7%	$5,260	$—	$12,619	7.5%
Trust services	89,955	77,405	12,550	16.2	5,510	—	7,040	9.1
Brokerage and insurance income	58,835	53,619	5,216	9.7	1,520	—	3,696	6.9
Bank owned life insurance income	43,775	40,736	3,039	7.5	2,620	—	419	1.0
Other service charges and fees	51,354	44,348	7,006	15.8	1,030	—	5,976	13.5
Mortgage banking income (loss)	41,491	28,333	13,158	46.4	860	—	12,298	43.4
Securities gains (losses)	(73,191)	(8,055)	(65,136)	N.M.	—	—	(65,136)	N.M.
Gains on sales of automobile loans	3,095	1,211	1,884	N.M.	—	—	1,884	N.M.
Other income	116,927	93,836	23,091	24.6	7,120	—	15,971	17.0

Sub-total before automobile operating lease income	517,954	499,267	18,687	3.7	23,920	—	(5,233)	(1.0)
Automobile operating lease income	43,115	133,015	(89,900)	(67.6)	—	—	(89,900)	(67.6)

Total non-interest income	$561,069	$632,282	$(71,213)	(11.3)%	$23,920	$—	$(95,133)	(15.0)%

Personnel costs	$541,228	$481,658	$59,570	12.4%	$25,750	$695	$33,125	6.9%
Net occupancy	71,281	71,092	189	0.3	4,300	260	(4,371)	(6.1)
Outside data processing and other services	78,779	74,638	4,141	5.5	1,670	1,531	940	1.3
Equipment	69,912	63,124	6,788	10.8	1,720	45	5,023	8.0
Professional services	27,053	34,569	(7,516)	(21.7)	4,910	137	(12,563)	(36.3)
Marketing	31,728	26,279	5,449	20.7	890	734	3,825	14.6
Telecommunications	19,252	18,648	604	3.2	1,220	148	(764)	(4.1)
Printing and supplies	13,864	12,573	1,291	10.3	—	159	1,132	9.0
Amortization of intangibles	9,962	829	9,133	N.M.	9,134	—	(1)	(0.1)
Other expense	106,649	82,560	24,089	29.2	10,090	40	13,959	16.9

Sub-total before automobile operating lease expense	969,708	865,970	103,738	12.0	59,684	3,749	40,305	4.7
Automobile operating lease expense	31,286	103,850	(72,564)	(69.9)	—	—	(72,564)	(69.9)

Total non-interest expense	$1,000,994	$969,820	$31,174	3.2%	$59,684	$3,749	$(32,259)	(3.3)%

Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington
     Huntington Bancshares Incorporated is a $35 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through over 380 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of nearly 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, New Jersey, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
(Unaudited)

	2006		2005	Percent Changes vs.
(in thousands, except per share amounts)	Fourth	Third	Fourth	3Q06	4Q05
Net interest income	$257,989	$255,313	$243,676	1.0%	5.9%
Provision for credit losses	15,744	14,162	30,831	11.2	(48.9)
Non-interest income (1)	140,606	97,910	147,322	43.6	(4.6)
Non-interest expense	267,790	242,430	230,355	10.5	16.3

Income before income taxes	115,061	96,631	129,812	19.1	(11.4)
Provision (benefit) for income taxes (2)	27,346	(60,815)	29,239	N.M.	(6.5)

Net Income	$87,715	$157,446	$100,573	(44.3)%	(12.8)%

Net income per common share - diluted	$0.37	$0.65	$0.44	(43.1)%	(15.9)%
Cash dividends declared per common share	0.250	0.250	0.215	—	16.3
Book value per common share at end of period	12.80	13.15	11.41	(2.7)	12.2
Tangible book value per common share at end of period	10.12	10.50	10.44	(3.6)	(3.1)

Average common shares — basic	236,426	237,672	226,699	(0.5)	4.3
Average common shares — diluted	239,881	240,896	229,718	(0.4)	4.4

Return on average assets	0.98%	1.75%	1.22
Return on average shareholders’ equity	11.3	21.0	15.5
Net interest margin (3)	3.28	3.22	3.34
Efficiency ratio (4)	63.3	57.8	57.0
Effective tax rate (2)	23.8	(62.9)	22.5

Average loans and leases	$26,300,262	$26,313,060	$24,468,233	—	7.5
Average loans and leases - linked quarter annualized growth rate	(0.2)%	1.7%	0.3
Average earning assets	$31,673,903	$31,970,236	$29,444,360	(0.9)	7.6
Average total assets	35,469,530	35,769,712	32,614,335	(0.8)	8.8
Average core deposits (5)	19,576,197	19,623,429	17,815,409	(0.2)	9.9
Average core deposits — linked quarter annualized growth rate (5)	(1.0)%	1.3%	5.0
Average shareholders’ equity	$3,084,345	$2,969,643	$2,573,538	3.9	19.8

Total assets at end of period	35,329,019	35,661,948	32,764,805	(0.9)	7.8
Total shareholders’ equity at end of period	3,014,326	3,129,746	2,557,501	(3.7)	17.9

Net charge-offs (NCOs)	22,969	21,239	17,568	8.1	30.7
NCOs as a % of average loans and leases	0.35%	0.32%	0.29
Non-performing loans and leases (NPLs)	$150,095	$129,312	$101,915	16.1	47.3
Non-performing assets (NPAs)	199,582	171,212	117,155	16.6	70.4
NPAs as a % of total loans and leases and other real estate (OREO)	0.76%	0.65%	0.48
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.04	1.06	1.10
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.19	1.21	1.25
ALLL as a % of NPLs	181	217	263
ALLL as a % of NPAs	136	164	229

Tier 1 risk-based capital ratio (6)	8.89	8.95	9.13
Total risk-based capital ratio (6)	12.73	12.81	12.42
Tier 1 leverage ratio (6)	8.00	7.99	8.34
Average equity / assets	8.70	8.30	7.89
Tangible equity / assets (7)	6.87	7.13	7.19

(1)	Includes $57.5 million of securities impairment losses as of September 30, 2006.

(2)	Includes an $84.5 million benefit as of September 30, 2006, reflecting the resolution of a federal income tax audit of tax years 2002 and 2003.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($3.0 million for 4Q 2006, $2.9 million for 3Q 2006 and $0.2 million for 4Q 2005) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits of $100,000 or more, and core certificates of deposit.

(6)	December 31, 2006 figures are estimated. The adoption of FAS 158 did not impact regulatory capital ratios at December 31, 2006.

(7)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

HUNTINGTON BANCSHARES INCORPORATED
Year To Date Key Statistics
(Unaudited)

	Year Ended December 31,		Change
(in thousands, except per share amounts)	2006	2005	Amount	Percent
Net interest income	$1,019,177	$962,411	$56,766	5.9%
Provision for credit losses	65,191	81,299	(16,108)	(19.8)
Non-interest income (1)	561,069	632,282	(71,213)	(11.3)
Non-interest expense	1,000,994	969,820	31,174	3.2

Income before income taxes	514,061	543,574	(29,513)	(5.4)
Provision for income taxes (2)	52,840	131,483	(78,643)	(59.8)

Net Income	$461,221	$412,091	$49,130	11.9%

Net Income per common share — diluted	$1.92	$1.77	$0.15	8.5%
Cash dividends declared per common share	1.000	0.845	0.16	18.3

Average common shares — basic	236,699	230,142	6,557	2.8
Average common shares — diluted	239,920	233,475	6,445	2.8

Return on average assets	1.31%	1.26%
Return on average shareholders’ equity	15.7	16.0
Net interest margin (3)	3.29	3.33
Efficiency ratio (4)	59.4	60.0
Effective tax rate (2)	10.3	24.2

Average loans and leases	$25,943,554	$24,309,768	$1,633,786	6.7
Average earning assets	31,451,041	29,307,603	2,143,438	7.3
Average total assets	35,111,236	32,639,011	2,472,225	7.6
Average core deposits (5)	19,314,828	17,526,804	1,788,024	10.2
Average shareholders’ equity	2,945,597	2,582,721	362,876	14.1

Net charge-offs (NCOs)	82,376	80,057	2,319	2.9
NCOs as a % of average loans and leases	0.32%	0.33%

(1)	Includes $57.5 million of securities impairment losses as of September 30, 2006, due to the planned review of the securities portfolio.

(2)	Includes an $84.5 million benefit, at December 31, 2006, reflecting the resolution of a federal income tax audit of tax years 2002 and 2003.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($10.0 million for 2006 and $0.8 million for 2005) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits of $100,000 or more, and core certificates of deposit.